Exhibit 10.3

Non-Employee Director

FORM OF ALPHA AND OMEGA SEMICONDUCTOR LIMITED
RESTRICTED SHARE UNIT ISSUANCE AGREEMENT

[FIRST NAME – LAST NAME]        Option Number: [OPTION NUMBER]
[ADDRESS LINE 1]        ID:     [EMPLOYEE IDENTIFIER]
[ADDRESS LINE 2]        Plan:    Alpha and Omega Semiconductor Limited
[CITY – STATE – ZIP CODE]        2009 Share Option/Share Issuance Plan
[COUNTRY]

A.    The Company has implemented an automatic grant program under the Plan pursuant to which eligible non-employee members of the Board will automatically receive awards of restricted share units at periodic intervals over their period of Board service in order to provide such individuals with a meaningful incentive to continue to serve as members of the Board.
B.    Participant is an eligible non-employee Board member, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the automatic grant of restricted share units to Participant.
C.    All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.
a.Grant of Restricted Share Units. Alpha and Omega Semiconductor Limited (the “Company”) hereby awards to [FIRST NAME – LAST NAME], as of the Award Date, Restricted Share Units under the 2009 Share Option/Share Issuance Plan. Each Restricted Share Unit represents the right to receive one Common Share in accordance with the express provisions of this Agreement. The number of Common Shares subject to the awarded Restricted Share Units, the applicable vesting schedule for those shares, the dates on which those vested shares shall become issuable to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:                     [OPTION DATE, Month DD, YYYY]
Number of Shares
Subject to Award:                [TOTAL SHARES GRANTED] – Common Shares (the “Shares”)

Vesting Schedule:     The Restricted Share Units shall vest with respect to the Shares in a series of four (4) successive equal quarterly installments upon the Participant’s completion of each three (3)-month period of Board service over the one (1)-year period measured from the Award Date. Notwithstanding the foregoing, if the Company’s regular annual shareholders meeting for the calendar year immediately following the Award Date occurs prior to the one (1)-year period measured from the Award Date, then the last quarterly installment shall automatically vest on the date of such annual shareholders meeting, but only if the Participant continues in Board service through the date of such meeting. The Shares shall also be subject to accelerated vesting in accordance with the provisions of Paragraphs 3 and 5.
Issuance Schedule: Except as otherwise provided in Paragraph 5, each Share in which the Participant vests in accordance with the terms of this Agreement shall be issued, subject to the Company’s collection of all applicable Withholding Taxes, on the earlier to occur of (a) the date of the regular annual shareholders meeting (or, if earlier, December 15) for the calendar year following the Award Date or (b) the date of the Participant’s cessation of Board service, or as soon thereafter as administratively practicable (the “Issuance Date”).
2.Limited Transferability. Prior to actual receipt of the Shares which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares. Any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance.
2.    Cessation of Service.
(a)    Should the Participant cease Board service for any reason, other than death or Permanent Disability, prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of Restricted Share Units will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.
(b)    Should the Participant cease Board service by reason of death or Permanent Disability, then any Shares at the time subject to this Award but not otherwise vested shall automatically vest in full.
3.    Shareholder Rights. The holder of this Award shall not have any shareholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares upon their actual issuance.
4.    Change of Control.
(a)    Should Participant continue in Board service until the effective date of a Change in Control, then any Shares at the time subject to this Award but not otherwise vested shall automatically vest in full immediately prior to the effective date of that Change in Control. All vested Shares shall be issued to the Participant as soon as practicable following the effective date of the Change in Control but in no event more than fifteen (15) business days after such effective date.
(b)    This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
5.    Adjustment in Shares. In the event of any of the following transactions affecting the outstanding Common Shares as a class without the Company’s receipt of consideration: any share split, share dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Shares as a class without the Company’s receipt of consideration, or in the event of a substantial reduction to the value of the outstanding Common Shares as a result of a spin-off transaction or extraordinary distribution, then equitable and proportional adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change.
6.    Issuance of Shares. On the Issuance Date for the Shares which vest in accordance with the provisions of this Agreement, the Company shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the vested Common Shares to be issued on such date, subject to the Company’s collection of the applicable Withholding Taxes.
7.    Compliance with Laws and Regulations. The issuance of Common Shares pursuant to the Award shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of the Stock Exchange on which the Common Shares are listed for trading at the time of such issuance.
8.    Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices, and directed to the attention of Stock Plan Administrator. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the most current address then on record with the Company or shall be delivered electronically to the Participant through the Company’s electronic mail system. All notices shall be deemed effective upon personal delivery, upon sending of an email or upon deposit in the mail, postage prepaid and properly addressed to the party to be notified.
9.    Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Participants, and the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate.
10.     Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.
11.    Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.
12.    No Impairment of Rights. This Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or the shareholders to remove Participant from the Board at any time in accordance with the provisions of applicable law.
13.    Code Section 409A. It is the intention of the parties that the provisions of this Agreement comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.
BY ACCEPTING THIS AWARD, THE PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.

ALPHA AND OMEGA
SEMICONDUCTOR LIMITED         PARTICIPANT

Mike Chang                        [FIRST NAME – LAST NAME]
Chief Executive Officer                    [OPTION DATE, Month DD, YYYY]

APPENDIX A

DEFINITIONS
The following definitions shall be in effect under the Agreement:
A.    Agreement shall mean this Restricted Share Unit Issuance Agreement.
B.    Award shall mean the award of restricted share units made to the Participant pursuant to the terms of this Agreement.
C.    Award Date shall mean the date the restricted share units are awarded to the Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1.
D.    Board shall mean the Company’s Board of Directors.
E.    Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:
(i)a merger, consolidation or other reorganization approved by the Company’s shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or
(i)    a shareholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company, or
(ii)    the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders.
F.    Code shall mean the Internal Revenue Code of 1986, as amended.
G.    Common Shares shall mean the Company’s common shares.
H.    Company shall mean Alpha and Omega Semiconductor Limited, a company incorporated and existing under the laws of the Islands of Bermuda, and any successor corporation to all or substantially all of the assets or voting stock of Alpha and Omega Semiconductor Limited which shall by appropriate action assume this option
I.    Fair Market Value per Common Share on any relevant date shall be the closing price per Common Share on the date in question, as such price is reported by the Financial Industry Regulatory Authority (if traded at the time on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Shares are then traded. If there is no closing selling price for the Common Shares on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
J.    1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.
K.    Participant shall mean the person to whom the Award is made pursuant to the Agreement.
L.    Permanent Disability or Permanently Disabled shall mean the inability of the Participant to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.
M.    Plan shall mean the Company’s 2009 Share Option/Share Issuance Plan, as amended and restated from time to time.
N.    Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.
O.    Stock Exchange shall mean the American Stock Exchange the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.
P.    Withholding Taxes shall mean the federal, state, local and foreign income taxes and the employee portion of the federal, state, local and foreign employment (or equivalent) taxes required to be withheld by the Company in connection with the issuance of the Common Shares which vest under the Award.

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